Exhibit (a)(5)(iii)

INDEPENDENCE HOLDING COMPANY	CONTACT: Loan Nisser
96 CUMMINGS POINT ROAD	(646) 509-2107
STAMFORD, CONNECTICUT 06902	www.IHCGroup.com
NYSE: IHC

NEWS RELEASE

INDEPENDENCE HOLDING COMPANY ANNOUNCES

THE FINAL RESULTS OF ITS TENDER OFFER

TO REPURCHASE UP TO 1,000,000 SHARES OF ITS COMMON STOCK

Stamford, Connecticut, May 27, 2020. Independence Holding Company (NYSE:IHC) (“IHC” or the “Company”) announced today the final results of its tender offer to purchase up to 1,000,000 shares of its common stock at a price per share of $27.00, net to the seller in cash, without interest, less any applicable withholding taxes, which expired at 5:00 p.m., Eastern time, on May 21, 2020. Based on the final count by Broadridge Corporate Issuer Solutions, Inc., the Depositary for the tender offer, 36,400 shares of common stock were properly tendered and not withdrawn. Accordingly, IHC accepted for purchase a total of 36,400 shares at a purchase price of $27.00 per share, for an aggregate purchase price of $982,800.

Promptly after this announcement, the Depositary will issue payment for the shares validly tendered and accepted under the tender offer. Shareholders who tendered shares and who have questions may call the Depositary at (844) 898-7017 (toll-free).

As of May 27, 2020, IHC had 14,785,565 shares of common stock outstanding. After giving effect to the results of the tender offer, IHC will have 14,749,165 shares of common stock outstanding.

IHC remains committed to returning capital to its stockholders through its previously announced share repurchase program. The number of shares available under IHC’s current repurchase program was unaffected by the tender offer. IHC may continue to repurchase up to 1,667,725 shares of its common stock under its current repurchase program commencing ten business days after expiration of the tender offer. Under its repurchase program, IHC may repurchase shares from time to time in the open market or in privately negotiated transactions. The amount, timing and price of any repurchases will depend on a number of factors, including, without limitation, the Company’s results of operations, financial position and capital requirements, business and market conditions, including the price of shares of its common stock, and legal, tax, regulatory and contractual constraints or restrictions.

About The IHC Group

Independence Holding Company (NYSE: IHC), formed in 1980, is a holding company that is principally engaged in underwriting, administering and/or distributing group and individual specialty benefit products, including disability, supplemental health, pet, and group life insurance through its subsidiaries (Independence Holding Company and its subsidiaries collectively referred to as “The IHC Group”). The IHC Group consists of three insurance companies (Standard Security Life Insurance Company of New York, Madison National Life Insurance Company, Inc. and Independence American Insurance Company). We also own the following agencies: (i) PetPartners, Inc., our pet insurance administrator; (ii) IHC Specialty Benefits, Inc., a technology-driven full-service marketing and distribution company that focuses on small employer and individual consumer products through its call center, career agents, and Independence Brokerage Group; and (iii) The INSX Cloud Platform through My1HR, our wholly owned Web Based Entity. Our InsureTech division is comprised of our call centers, field and career agents, in-house MarTech artificial intelligence capabilities and domains, including www.healthedeals.com; www.healthinsurance.org; www.medicareresources.org; www.petplace.com; and www.mypetinsurance.com.

Forward-looking Statements

Certain statements and information contained in this release may be considered “forward-looking statements,” such as statements relating to management's views with respect to future events and financial performance. Such forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from historical experience or from future results expressed or implied by such forward-looking statements.  Potential risks and uncertainties include, but are not limited to, economic conditions in the markets in which IHC operates, new federal or state governmental regulation, IHC’s ability to effectively operate, integrate and leverage any past or future strategic acquisition, and other factors which can be found in IHC’s other news releases and filings with the SEC. IHC expressly disclaims any duty to update its forward-looking statements unless required by applicable law.